Exhibit 4.7

Security Agreement

Date:	February 26, 2013

Debtor:	DR. TATTOFF, INC.

Debtor’s Mailing Address:

8500 Wilshire Blvd., Suite 105
Beverly Hills, CA 90211

Secured Party:	______________________

Secured Party’s Mailing Address:
____________________
____________________

Classification of Collateral:        Contractual Receivables

Collateral (including all accessions):

All of Debtor’s interest in the following and all proceeds therefrom:

Tenant finish out amounts due under the following three leases:

Sugar Land - $24,920 (Lease executed between WSE Town Center LLC and DRTHC I, LLC)
Atlanta - $65,075 (Lease executed between Buckhead Triangle L.P. and DRTHC II, LLC)
Ft. Worth - $108,300 (Lease executed between RioKim Montogmery LP and Dr. Tattoff, Inc.)

Obligation

Note

Date:                                February 26, 2013

Original principal amount: _________ thousand and No/100 Dollars ($_________)

Borrower (Obligor):           Dr. Tattoff, Inc.

Lender (Secured Party):   ________________________

Maturity date:                   August 15, 2013

Terms of Payment:          As provided in the note.

Debtor’s Representations Concerning Debtor and Locations:

The collateral is located solely at 8500 Wilshire Blvd., Suite 105, Beverly Hills, CA 90211.

Debtor’s place of business is located at 8500 Wilshire Blvd., Suite 105, Beverly Hills, CA 90211.

Debtor’s state of organization is Florida; Debtor’s name, as shown in its organizational documents, as amended, is exactly as set forth above.

Debtor’s federal tax identification number is 20-0594204.

Debtor’s records concerning the Collateral are located at 8500 Wilshire Blvd., Suite 105, Beverly Hills, CA 90211.

Debtor grants to Secured Party a security interest in the Collateral and all proceeds from its sale to secure the Obligation and all renewals, modifications, and extensions of the Obligation.  Debtor authorizes Secured Party to file a financing statement describing the Collateral.

A.           Debtor represents and warrants the following:

1.           No financing statement covering the Collateral is filed in any public office.

2.           Debtor owns the Collateral and has the authority to grant this security interest, free from any setoff, claim, restriction, security interest, or encumbrance except liens for taxes not yet due.

3.           None of the Collateral is an accession to any goods, is commingled with other goods, or will become an accession or part of a product or mass with other goods, or is or will become covered by a document except as provided in this agreement.

4.           All information about Debtor’s financial condition is or will be accurate when provided to Secured Party.

5.           None of the Collateral is affixed to real estate.

B.           Debtor agrees to:

1.           Defend the Collateral against all claims adverse to Secured Party’s interest; pay all taxes imposed on the Collateral or its use; keep the Collateral free from liens, except for liens in favor of Secured Party or for taxes not yet due; and keep the Collateral in Debtor’s possession and ownership except as otherwise provided in this agreement.

2.           Pay all Secured Party’s reasonable expenses, including reasonable attorney’s fees, incurred to obtain, preserve, perfect, defend, and enforce this agreement or the Collateral and to collect or enforce the Obligation. These expenses will bear interest from the date of advance at the rate stated in the Note for matured, unpaid amounts and are payable on demand at the place where the Obligation is payable.  These expenses and interest are part of the Obligation and are secured by this agreement.

3.           Sign and deliver to Secured Party any documents or instruments that Secured Party considers necessary to obtain, maintain, and perfect this security interest in the Collateral.  This includes a certificate of title for any Collateral covered by a certificate of title so that Secured Party may have the certificate of title reissued with its lien noted thereon.

4.           Notify Secured Party immediately of any material change (a) in the Collateral, (b) in Debtor’s Mailing Address, (c) in the location of any Collateral, (d) in any other representation or warranty in this agreement, or (e) that may affect this security interest, and of any change (f) in Debtor’s name and (g) of any location set forth above to another state.

5.           Use the Collateral primarily according to the stated classification.

6.           Maintain accurate records of the Collateral at the address set forth above, furnish Secured Party any requested information related to the Collateral; and permit Secured Party to inspect and copy all records relating to the Collateral.

7.           Permit Secured Party to inspect the Collateral.

C.           Debtor agrees not to:

1.           Sell, transfer, or encumber any of the Collateral, except in the ordinary course of Debtor’s business.

2.           Except as permitted in this agreement, permit the Collateral to be affixed to any real estate, to become an accession to any goods, to be commingled with other goods, to become a fixture, accession, or part of a product or mass with other goods or to be covered by a document, except a document in the possession of Secured Party.

3.           Change its name or jurisdiction of organization, merge or consolidate with any person, or convert to a different entity without notifying Secured Party in advance and taking action to continue the perfected status of the security interest in the Collateral.

D.           Risk of Loss

1.           Debtor assumes all risk of loss to the Collateral.

E.           Default and Remedies

1.           A default exists if, after the expiration of the notice and opportunity to cure:

a.           Debtor or any secondary obligor fails to timely pay or perform any obligation or covenant in the Promissory Note or this Security Agreement between Secured Party and any of Debtor or secondary obligor;

b.           any warranty, covenant, or representation in this agreement or in any other written agreement between Secured Party and any of Debtor or secondary obligor is materially false when made;

c.           a receiver is appointed for Debtor, any secondary obligor, or any Collateral;

d.           any Collateral is assigned for the benefit of creditors;

e.           a bankruptcy or insolvency proceeding is commenced by Debtor, a partnership in which Debtor is a general partner, or any secondary obligor and the proceeding continues without dismissal for sixty days, the party against whom the proceeding is commenced admits the material allegations of the petition against it, or an order for relief is entered;

f.           any of the following parties is dissolved, begins to wind up its affairs, is authorized to dissolve or wind up its affairs by its governing body or persons, or any event occurs or condition exists that permits the dissolution or winding up of the affairs of any of the following parties:  Debtor; a partnership of which Debtor is a general partner; or any secondary obligor; or

g.           any Collateral is impaired by loss, theft, damage, levy and execution, issuance of an official writ or order of seizure, or destruction, unless it is promptly replaced with collateral of like kind and quality or restored to its former condition.

2.           If a default exists, Secured Party may -

a.           demand, collect, convert, redeem, settle, compromise, receipt for, realize on, sue for, and adjust the Collateral either in Secured Party’s or Debtor’s name, as Secured Party desires, or take control of any proceeds of the Collateral and apply the proceeds against the Obligation;

b.           take possession of any Collateral not already in Secured Party’s possession, without demand or legal process, and for that purpose Debtor grants Secured Party the right to enter any premises where the Collateral may be located;

c.           without taking possession, sell, lease, or otherwise dispose of the Collateral at any public or private sale in accordance with the law; and

d.           exercise any rights and remedies granted by law or this agreement.

3.           Foreclosure of this security interest by suit does not limit Secured Party’s remedies, including the right to sell the Collateral under the terms of this agreement. Secured Party may exercise all remedies at the same or different times, and no remedy is a defense to any other.  Secured Party’s rights and remedies include all those granted by law and those specified in this agreement.

4.           Secured Party’s delay in exercising, partial exercise of, or failure to exercise any of its remedies or rights does not waive Secured Party’s rights to subsequently exercise those remedies or rights.  Secured Party’s waiver of any default does not waive any other default by Debtor.  Secured Party’s waiver of any right in this agreement or of any default is binding only if it is in writing. Secured Party may remedy any default without waiving it.

5.           Secured Party has no obligation to clean or otherwise prepare the Collateral for sale.

6.           Secured Party has no obligation to satisfy the Obligation by attempting to collect the Obligation from any other person liable for it.  Secured Party may release, modify, or waive any collateral provided by any other person to secure the Obligation.  If Secured Party attempts to collect the Obligation from any other person liable for it or releases, modifies, or waives any collateral provided by any other person, that will not affect Secured Party’s rights against Debtor.  Debtor waives any right Debtor may have to require Secured Party to pursue any third person for any of the Obligation.

7.           If Secured Party must comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, such compliance will not be considered to adversely affect the commercial reasonableness of a sale of the Collateral.

8.           Secured Party may sell the Collateral without giving any warranties as to the Collateral.  Secured Party may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of a sale of the Collateral.

9.           If Secured Party sells any of the Collateral on credit, Debtor will be credited only with payments actually made by the purchaser and received by Secured Party for application to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and Debtor will be credited with the proceeds of the sale.

10.         If Secured Party purchases any of the Collateral being sold, Secured Party may pay for the Collateral by crediting the purchase price against the Obligation.

11.         Secured Party has no obligation to marshal any assets in favor of Debtor or against or in payment of the Note, any of the Other Obligation, or any other obligation owed to Secured Party by Debtor or any other person.

12.         If the Collateral is sold after default, recitals in the bill of sale or transfer will be prima facie evidence of their truth and all prerequisites to the sale specified by this agreement and by law will be presumed satisfied.

F.           General

1.           Notice is reasonable if it is mailed, postage prepaid, to Debtor at Debtor’s Mailing Address at least ten days before any public sale or ten days before the time when the Collateral may be otherwise disposed of without further notice to Debtor.

2.           This security interest will attach to after-acquired consumer goods only to the extent permitted by law.

3.           This security interest will neither affect nor be affected by any other security for any of the Obligation.  Neither extensions of any of the Obligation nor releases of any of the Collateral will affect the priority or validity of this security interest.

4.           This agreement binds, benefits, and may be enforced by the successors in interest of Secured Party and will bind all persons who become bound as debtors to this agreement.  Assignment of any part of the Obligation and Secured Party’s delivery of any part of the Collateral will fully discharge Secured Party from responsibility for that part of the Collateral.  If such an assignment is made, Debtor will render performance under this agreement to the assignee.  Debtor waives and will not assert against any assignee any claims, defenses, or setoffs that Debtor could assert against Secured Party except defenses that cannot be waived.  All representations, warranties, and obligations are joint and several as to each Debtor.

5.           This agreement may be amended only by an instrument in writing signed by Secured Party and Debtor.

6.           The unenforceability of any provision of this agreement will not affect the enforceability or validity of any other provision.

7.           This agreement will be construed according to Delaware law, without regard to choice-of-law rules in any jurisdiction.  This agreement is to be performed in the county of Secured Party’s Mailing Address.

8.           Interest on the Obligation secured by this agreement will not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the principal of the Obligation or, if that has been paid, refunded.  On any acceleration or required or permitted prepayment, any such excess will be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the Obligation or, if the principal of the Obligation has been paid, refunded.  This provision overrides any conflicting provisions in this and all other instruments concerning the Obligation.

9.           In no event may this agreement secure payment of any debt that may not lawfully be secured by a lien on real estate or create a lien otherwise prohibited by law.

10.         When the context requires, singular nouns and pronouns include the plural.

DEBTOR:

DR. TATTOFF, INC.

By:
John Keefe, CEO

SECURED PARTY:

Name: